Exhibit 10.22
DIRECTOR
RESTRICTED STOCK AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE 2012 LONG TERM INCENTIVE PLAN

Name of Director:            [Director Name]
Award Date:                [Award Date]
Number of Restricted Shares:      [Number of Shares]

Pursuant to the provisions of the CyrusOne 2012 Long Term Incentive Plan, as in effect on the date noted above (the “Award Date”) and as it may thereafter be amended (the “Plan”), a copy of which has been delivered to the director named above (“you” or the “Director”), the Board of Directors of CyrusOne Inc. (the “Board”) hereby grants you an award of [•] common shares, par value $.01 per share, of CyrusOne Inc. (the “Shares”), on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions. Capitalized terms used in this restricted stock award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1.    Securities Subject to this Agreement. This Agreement is made with respect to the Shares and any securities (including Shares of CyrusOne Inc. (“CyrusOne”)) issued in respect of the Shares, whether by way of a share dividend, a share split, any reorganization or re-capitalization of CyrusOne or its stock or any merger, exchange of securities or like event or transaction as the result of which any security or securities of any kind are issued to you by reason of your ownership of the Shares. Any such securities issued in respect of any of the Shares shall be subject to the same restrictions, terms and conditions set forth in this Agreement, and shall be administered in the same manner, as the Shares to which they relate. References in the following terms of this Agreement to the Shares shall include any such securities issued in respect of the Shares.

2.    Rights of Ownership. Except for the Restrictions (as defined in Section 6 hereof), you are the record and beneficial owner of the Shares, with all rights and privileges (including but not limited to the right to vote, to receive dividends and to receive distributions upon liquidation of CyrusOne) appertaining thereto. Prior to the date on which your rights with respect to a Share have become vested and the Restrictions have lapsed as provided in Section 3, 4 or 5 hereof, you shall be entitled to exercise voting rights with respect to such Share and shall be entitled to receive dividends or other distributions with respect thereto.

3.    Termination of Restrictions Upon Passage of Time. The Restrictions shall lapse and thereby terminate and be of no further force or effect by reason of or in relation to the passage of time in accordance with and to the extent provided under the terms of this Section 3, except as otherwise determined by the Board in its sole discretion or as otherwise provided in Section 4 or 5 hereof. If you are still a Director on the first anniversary of the Award Date, then on such date the Restrictions shall lapse and thereby terminate as to all of the Shares.

4.    Termination of Service. Unless the Board determines otherwise, if you shall cease to be a Director for any reason other than by reason of your voluntary resignation, then, effective as of the date of such termination of service, the Restrictions shall lapse and thereby terminate and be of no further force or effect with respect to all of the Shares.

5.    Termination of Restrictions Upon Change in Control. If a Change in Control occurs, then, notwithstanding Section 17 of the Plan, effective as of the date of such Change in Control, the Restrictions shall lapse and thereby terminate and be of no further force or effect with respect to all of the Shares.

6.    Forfeiture. The Shares and any interest therein shall be subject to the forfeiture and transfer restrictions as described in this Section 6 (the “Restrictions”). Except as otherwise determined by the Board or provided in Sections 4 and 5 hereof, any Shares that remain subject to the Restrictions on the date you cease to be a Director shall be forfeited to CyrusOne as of such date and, upon such forfeiture, all of your rights in respect of such Shares shall cease automatically and without further action by CyrusOne or you. In addition, except as otherwise determined by the Board or provided in Section 16 of the Plan, any Shares that remain subject to Restrictions may not be transferred, sold, assigned alienated, transferred, pledged, attached, conveyed or otherwise encumbered by you in any manner whatsoever and whether or not for consideration. For the purpose of giving effect to this provision, you must execute and deliver to CyrusOne a stock power with respect to each certificate evidencing any of the Shares, thereby assigning to CyrusOne all of your interest in the Shares. By the execution and delivery of this Agreement, you authorize and empower CyrusOne, in the event of a forfeiture of any of the Shares under this Section 6 to (i) date (as of the date you cease to be a Director) those stock powers relating to Shares that remain subject to the Restrictions as of the date you cease to be a Director and (ii) present such stock powers and the certificates to which they relate to CyrusOne’s transfer agent or other appropriate party for the sole purpose of transferring the forfeited Shares to CyrusOne.

7.    Matters Relating to Certificates.

(a)    On or following the date of this Agreement, any Shares issued to you in accordance with and subject to this Agreement shall be evidenced in such manner as CyrusOne shall determine.

(b)    Each certificate or book entry credit issued or entered in respect of any Shares issued to you in accordance with this Agreement shall bear the following legend:

“The Shares evidenced by this certificate are subject to the terms of a Restricted Stock Agreement between the registered holder hereof and CyrusOne Inc., dated as of [Award Date], and may not be transferred by the holder, except as provided by the terms of such agreement, a copy of which is on deposit with the Secretary of CyrusOne Inc. and which will be mailed to a shareholder of CyrusOne Inc. without charge within five days after receipt of a written request.”

(c)    CyrusOne shall require that the certificates or book entry credits evidencing title of the Shares be held in custody by CyrusOne until such time, if any, as your rights with respect to the Shares have vested, and CyrusOne may require that, as a condition of your receiving the Shares you shall have delivered to CyrusOne a stock power, endorsed in blank, relating to such Shares. To the extent that your rights with respect to the Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

8.    Interpretation. You acknowledge that the Board has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Shares.

9.    Withholding. In the event that the award and receipt of the Shares, the expiration of the Restrictions, the payment of dividends on the Shares or any other event results in your realization of income or wages which for federal, state and/or local income or other employment tax purposes is, in the opinion of the Company, subject to withholding of tax by the Company, you shall pay to the Company an amount equal to the withholding tax amount that the Company determines applies with respect to such event or make arrangements satisfactory to the Company regarding the payment of such tax, which arrangements may include your agreement to surrender the Shares that have become free of the Restrictions. Otherwise, the Company may, at its discretion and to the extent it determines is necessary to pay such withholding tax amount, withhold any such withholding tax amount from your salary, dividends paid by CyrusOne on Shares, any Shares that have become free of Restrictions or any other compensation payable to you.

10.    Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO CYRUSONE:        CyrusOne Inc.
Kimberly Sheehy
1649 Frankford Road
Carrollton, TX 75007

TO THE DIRECTOR:     Director Name
                    Address

or to any other address as to which notice has been given in the manner herein provided.

11.    Effect of Other Arrangements. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement, on the other hand, the terms of the Plan shall govern.

12.    Miscellaneous.

(a)    This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

(b)    The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 17 and 18 of the Plan).

(c)    All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 12(c) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 12(c) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(d)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

Please indicate your acceptance by signing at the place provided and returning this Agreement.

CYRUSONE INC.

By:
[Name]
[Title]

[Director]:

Accepted and Agreed